REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS To GEMSA Loan Services, L.P.: We have examined management's accompanying assertion about GEMSA Loan Services, L.P.'s (GEMSA) compliance with the minimum servicing standards identified in the Mortgage Bankers Association ofAmerica's Uniform Single Attestation Program for Mortgage Bankers (USAP) for the period from August 1, 2001 (date of formation of the Partnership), to December 31, 2001, in relation to its servicing of multifamily and commercial mortgage loans. Management is responsible for GEMSA's compliance with the aforementioned servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about GEMSA's compliance with the aforementioned standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on GEMSA's compliance with the aforementioned standards. In our opinion, management's accompanying assertion that GEMSA's servicing of multifamily and commercial mortgage loans complied in all material respects with the aforementioned minimum servicing standards for the period from August 1, 2001 (date of formation of the Partnership), to December 31, 2001, is fairly stated, in all material respects. Houston, Texas March 5, 2002